Back to Form 10-Q
Exhibit 10.2

Thomas F. O'Neil III
Vice Chainnan

August 10, 2009

PERSONAL AND CONFIDENTIAL

Mr. Charles G. Berg
48 Turkey Hill Road South
Westport, CT 06880

Dear Mr. Berg:

The terms and conditions of your employment with WellCare Health Plans, Inc. ("WellCare" or the "Company") and its subsidiary, Comprehensive Health Management, Inc., currently are governed by the letter agreement dated January 25, 2008, between you and the Company (the "Prior Agreement"), which continues until January 25, 2010. The Prior Agreement established your responsibilities as Executive Chairman of the Board of Directors (the "Board"), which included advising, and working closely with, the Chief Executive Officer with respect to the activities of the Company and providing leadership concerning critical issues that had arisen in late 2007.

                Under your leadership and during your tenure, WellCare has achieved a number of important milestones. Among other things, the Company has become current in its filings with the United States Securities and Exchange Commission, successfully managed, to date, its liquidity position, resolved certain criminal and regulatory enforcement investigations, implemented various measures to enhance the Company's reporting of operational and financial results, and undertaken to respond to changing business conditions and strengthen the Company's position in government-sponsored heath care programs.

Notwithstanding this significant progress, as we have discussed, many sector and Company-specific challenges remain to be addressed. They include various compliance and operational issues, most notably the intermediate sanctions imposed in February 2009 by the Centers for Medicare & Medicaid Services, pending securities class and shareholder derivative actions, and the ongoing search for the next President and Chief Executive Officer of WellCare. Your service as Chairperson of the recently-formed Committee on leadership and Executive Succession is, in the view of the Board, very important to the future of WellCare.

Under such circumstances, the Board believes it is advisable and in the best interests of the Company and its stockholders to extend, until December 31, 2010, your term as Executive Chairman of WellCare. Accordingly, the purpose of this letter agreement ("Agreement") is to amend and restate the Prior Agreement as set forth below, effective as of the date hereof (the "Effective Date").

Mr. Charles G. Berg
August 10, 2009

                1.             Term. The term of your employment with the Company pursuant to this Agreement shall be extended until, and include. December 3 I. 2010 (the "Term").

2.             Position and Duties. During the Term, you will continue serving as the Executive Chairman of the Board. Your responsibilities as Executive Chairman will include leadership and presiding at meetings of the Board, chairing the Committee on Leadership and Executive Succession, leading the Board's search for a new Chief Executive Officer, and continuing to work with the senior management team on financial and operating initiatives and to resolve pending legal and regulatory challenges, in particular the qui tarn and securities class actions and the intermediate sanctions imposed in 2009 by the Centers for Medicare & Medicaid Services. You will not be required to relocate your principal residence. However, it is anticipated that a reasonable amount of business-related travel will be required. During the Term, you will devote such business time and attention as is reasonably required to perform your duties to the Company. You will be permitted to engage in other activities as disclosed to, and approved by, the Board from time to time, so long as such activities do not interfere and are consistent with your duties and obligations to WellCare.

3.             Base Salary. During the Term, you will receive a base salary at the annual rate of $750,000, paid in accordance with the regular payroll practices of the Company. Your base salary will be reviewed by the Board annually and may be adjusted upward, but not downward.

4.             Annual Bonus. For 2009, you will receive a guaranteed annual bonus of $750,000 to be paid by WellCare, and received by you, no later than December 31, 2009. For 2010, you will be eligible to receive an annual bonus with a target of $750,000 based on your above-described responsibilities, payable no later than December 31,2010.

5.             New Equity Awards. On the Effective Date, the Company will grant you 125,000 shares of restricted Company common stock which will vest on December 31, 2010. At your election, required tax withholding resulting from the vesting of the restricted stock will be satisfied by withholding shares of WellCare common stock. On the Effective Date, the Company will amend and restate your current option grant to you for the purchase of 300,000 shares of WellCare common stock, with an exercise price per share equal to the closing price per share of Company common stock on the Effective Date. The options will vest and become exercisable with respect to fifty percent (50%) of the shares covered by the options on April 1, 2010 and on December 31, 2010. The options will remain exercisable until December 31, 2015 so long as you do not terminate your employment with the Company prior to the end of the Term without Good Reason (as defined in Annex A hereto) and you are not terminated by the Company for Cause (as defined in Annex A hereto). If you terminate your employment with the Company prior to the end of the Term without Good Reason, any unvested restricted stock and unvested options will be forfeited and vested options will remain exercisable for 90 days after such termination of employment. In the event you are terminated by the Company for Cause, all unvested restricted stock will be forfeited and all options, whether vested or unvested, will be forfeited. The options and restricted stock will be granted under the Company's 2004 Equity Incentive Plan (the "Company Stock Plan"), and the Company shall use its best efforts to cause shares of Company common stock received on exercise of options to be registered on Form S-8 filed with the Securities and Exchange Commission. In the event that WellCare enters into a transaction that could affect the term of the options, it will use its reasonable best efforts to have them assumed so that they will remain outstanding for their full term through December 31, 2015.

Mr. Charles G. Berg
August 10, 2009

6.             Vesting of Equity Awards. All shares of restricted WellCare common stock and all options to purchase Company common stock held by you will become immediately vested in full (and exercisable in full in the case of the options) upon a Change in Control (as defined in the Company Stock Plan). In the event your employment is terminated prior to the end of the Term by the Company not for Cause, by you for Good Reason, due to your Disability (as defined in Annex A hereto) or due to your death, all shares of restricted Company common stock and all options to purchase WellCare common stock held by you will become immediately vested in full (and exercisable in full in the case of options).

7.             Severance. In the event of your "separation from service" with the Company (as defined in Treas. Reg. § 1.409A-l(h)) prior to the end of the Term by the Company not for Cause, by you for Good Reason or due to your Disability or death, subject (other than in the case of death) to your execution and delivery of the Release attached hereto within 30 days after your separation from service, and not revoking it during the revocation period, you (or your estate) will receive (i) an amount equal to your base salary for the remainder of the Term, (ii) any unpaid amount of your guaranteed bonus for 2009, and (iii) an amount equal to your target annual bonus for 2010, and such amounts provided for in clauses (i), (ii) and (iii) hereof shall be paid, subject to Section 16(iv) below, in a single lump sum 38 days after the date of such separation from service. If the Company does not also execute and deliver (and not revoke) the Release, your Release shall be null, void and without effect, and you shall still receive the payment described in this Section.

8.             Benefits. You will be eligible to participate in the employee benefit plans maintained by WellCare and its subsidiaries for senior executives on the same basis as other executive officers, and you will be eligible to receive additional long-term incentive compensation awards. You also will be entitled to use Company-provided fractional or chartered aircraft appropriate for senior executive travel to and from Tampa, Florida, and for other required Company travel.

9.             Business Expenses. WellCare shall promptly reimburse you for all documented reasonable business and travel expenses incurred by you in the performance of your duties hereunder.

Mr. Charles G. Berg
August 10, 2009

               10.   Office and Secretarial Support. You will be provided with an office and secretarial support through December 31, 2011, which will be your office, secretary and related support as of the date of this Agreement.

                11.   Certain Additional Payments.

(i)	In the event it shall be determined that any payment, benefit or distribution by the Company (or any other payor described in Treas. Reg. Sec. 1.280G-1, Q&A
10) to you or for your benefit (a "Payment") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that you are entitled lo a Gross-Up Payment, but that the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code docs not exceed $50,000, then no Gross-Up Payment shall be made to you and the amounts payable under Section 7 of this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The "Safe Harbor Amount" is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to you without giving rise to any Excise Tax. If the reduction of the amounts payable under Section 7 of this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant hereto and a Gross-Up Payment will be made to you.

(ii)	All determinations required to be made under this Section, including whether a Gross-Up Payment or reduction is required and the amount of any Gross-Up
Payment or reductions of Payments, shall be made by a nationally recognized certified public accounting firm that shall be designated by WellCare and reasonably acceptable to you (the "Accounting Finn"). The Accounting Finn shall provide detailed supporting calculations both to WellCare and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company or you. All fees and expenses of the Accounting Firm shall be borne solely by WellCare. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to you within five business days of the receipt of the Accounting Firm's determination and in any event not later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. If the Accounting Firm determines that no Excise Tax is payable by you or that a reduction is required, it shall so indicate to you in writing.

Mr. Charles G. Berg
August 10, 2009

(iii)	Any determination by the Accounting Finn shall be binding upon the Company and you (absent manifest error) provided that, in the event that your tax advisor delivers to the Accounting Firm and the Company a written opinion that the actual Excise Tax payable by you is greater than the Excise Tax amount initially determined by the Accounting Firm by reason of (A) manifest error, (B) any Payment the existence or amount of which could not have been, or was not, determined or known at the time the Excise Tax was initially determined or (C) any determination, claim or assertion made by any tax authority that the actual Excise Tax is greater than the amount initially determined by the Accounting Firm, then, in any such case, the Accounting Firm shall recalculate the amount of the Excise Tax and any required (or additional) Gross-Up Payment. Any such additional calculation or determination shall be performed consistent with this Section.

(iv)	You shall notify WellCare in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a
Gross-Up Payment. You shall apprise WellCare of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If WellCare notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that (A) WellCare shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses, and (B) your obligation to cooperate with the Company shall not require you to take any action, or forego taking any action, that would have an adverse effect on your overall tax position.

Mr. Charles G. Berg
August 10, 2009

(v)	Anything in this Agreement to the contrary notwithstanding, in no event shall any payment by the Company pursuant to this Section be made later than the end of your taxable year next following your taxable year in which you remit the related taxes.

                12.           Indemnification and Insurance. During and after the Term, WellCare shall indemnify you in your capacity as a director and/or officer of the Company or its subsidiaries to the fullest extent permitted by applicable law and the Company's charter and by-laws (including an indemnity against any loss or cost arising out of any claim made by United Health Group Incorporated or one or more of its subsidiaries ("United") that your activities as a director or officer of the Company or its subsidiaries have resulted in a breach of any obligation owed to it or them), including advancement of attorneys' fees and other fees and expenses, and in all events provide you with director and officer liability insurance coverage on a basis that is not less favorable to you than as provided to any other director or officer of WellCare or its subsidiaries. The parties hereto presently believe that you will be able to carry out your duties and obligations with and to the Company hereunder in a manner that complies with your continuing obligations to United. It is agreed that you shall also be entitled to the rights under the Indemnification Agreement dated May 14, 2009 (the "Indemnification Agreement") and in the event of any conflict between this Agreement and the Indemnification Agreement with respect to the rights to indemnification, such conflict shall be resolved in a manner most favorable to you. Further, the Indemnification Agreement is hereby amended so that references therein to the Employment Agreement (as defined therein) are intended to be references to this Agreement.

Mr. Charles G. Berg
August 10, 2009

                13.   Legal Fees. The Company shall reimburse you for the reasonable legal fees and expenses incurred by you in connection with your review and negotiation of this Agreement and the agreements for the equity awards described herein (including your due diligence regarding the Company) and in connection with your ongoing performance of duties hereunder. The Company shall also reimburse you for all reasonable legal fees and expenses that you may incur in connection with any dispute between you and the Company involving this Agreement, your employment with the Company or the termination thereof, but only in the event that you substantially prevail on any material claim in such dispute. All reimbursements described in this paragraph shall be made promptly after demand is made by you and your provision to the Company of reasonably satisfactory evidence of such fees and expenses, but no later than the last day of the calendar year following the calendar year in which you incur such fees and expenses. Your right to reimbursement under this Section in any calendar year shall not affect the amount eligible for reimbursement in any other calendar year and shall not be subject to liquidation or exchange.

                14.   Confidentiality.

(i)	You acknowledge that, by reason of your employment by the Company, you will have access to Confidential Information (as defined in Annex A hereto) of the
Company and its subsidiaries (the "WellCare Companies"). You acknowledge that such Confidential Information is a valuable and unique asset of the WellCare Companies and covenant that, both during and after the Term, you will not disclose any Confidential Information to any person (except as your duties as an employee or director of any of the WellCare Companies may require) without the prior written authorization of the Board.

(ii)	All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by you by or on behalf of any WellCare Company or its providers, clients or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of any WellCare Company that is collected by you shall be delivered promptly to such WellCare Company without request by it upon termination of your employment. For puiposes of this Section, "Intellectual Property" shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications.

Mr. Charles G. Berg
August 10, 2009

                15.           Unfair Competition. You agree that during any period in which you are serving as Executive Chairman of the Company or receiving severance payments under Section 7 above (which shall not include any period after you have received all payments thereunder or waived further payments thereunder) you shall not, directly or indirectly, for yourself or on behalf of or in conjunction with any other Person (as defined in Annex A hereto), without the prior written consent of the Board:

(i)
engage as an officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or otherwise participate, in each case, in any business that sells, markets, or provides any benefits or services within any state in which a WellCare Company is doing business at the time you cease to be employed by the Company that are in direct competition with the benefits or services provided by such WellCare Company in such state;

(ii)
recruit, hire or solicit any employee or former employee of any WellCare Company or encourage any employee of any WellCare Company to leave such WellCare Company's employ, unless such former employee has not been employed by a WellCare Company for a period in excess of six months; provided, however, that the provisions of this clause (ii) shall not apply to any member of your immediate family;

(iii)
call upon any Person who is at the time you cease to be employed by the Company, or who was at any time during the one year period prior to the date you cease to be employed by the Company, a provider, customer or agent of any WellCare Company for the purpose of soliciting or selling benefits or services that would violate clause (i) above; or

(iv)
request or advise any provider, customer or agent of any WellCare Company to withdraw, curtail or cancel its business dealings with such WellCare Company; provided, however, that nothing in this Section 15 shall be construed to preclude you from making any investment in the securities of any business enterprise whether or not engaged in competition with any WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise.

Mr. Charles G. Berg
August 10, 2009

                16.          Miscellaneous.

(i)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules).

(ii)
This Agreement and the Indemnification Agreement constitute the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions, negotiations or other written materials in respect of the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the Prior Agreement. This Agreement may not be amended, unless such amendment is in writing and signed by both of the parties hereto.

(iii)	The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(iv)
To the extent that you are a "specified employee" (within the meaning of Treas. Reg. § 1.409A-l(i)) on the date of your "separation from service" (within the meaning of Treas. Reg. § 1.409A-1(h)) from the Company, no amount that constitutes a deferral of compensation that is payable on account of such separation from service and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be paid to you before the date (the "Delayed Payment Date') that is the first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the regulations promulgated thereunder. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i)the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Mr. Charles G. Berg
August 10, 2009

(v)	WellCare represents and warrants that it is fully authorized and empowered to enter into this Agreement and to perform its obligations hereunder.

(vi)
The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and your employment with the Company to the extent necessary to preserve the intended rights and obligations of the parties.

(vii)
The invalidity or unenforceability of any provision of this Agreement, or any provisions of any agreement referred to herein, shall not affect the validity or enforceability of any other provision herein or therein.

(viii)	For purposes of this Agreement, the term "including" shall mean "including, without limitation."

Mr. Charles G. Berg
August 10, 2009

(ix)
This Agreement may be executed in one or more counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

WELLCARE HEALTHPLANS, INC. By: /s/ Thomas F. O'Neill
Thomas F. O'Neil III
Title: Vice Chairman WellCare Health Plans, Inc.

COMPREHENSIVE HEALTH MANAGEMENT, INC
By: /s/ Thomas F. O'Neill
Thomas F. O'Neil III
Title: Vice Chairman WellCare Health Plans, Inc.

Acknowledged and Agreed
/s/ Charles G. Berg
Charles G. Berg

Annex A

The following definitions shall have the following meanings for purposes of the Agreement.

"Cause" shall mean (i) your willful failure or refusal to perform your lawful and proper duties hereunder (other than as a result of Disability), (ii) your conviction of or plea of nolo contendere to any felony (other than a traffic infraction), or (iii) an act or acts on your part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by you at the expense of the Company. In the case of any item described in the previous sentence, you shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Board believes you are to be terminated for Cause, including any act or omission that is the basis for the decision to terminate you. In the case of an act or omission described in clause (i) of the definition of Cause, (A) if reasonably capable of being cured, you shall be given 30 days from the date of such notice to effect a cure of such alleged act or omission constituting "Cause" which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (B) you shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if you so desire) at a meeting of the Board held promptly following such 30-day cure period if the Board intends to determine that no cure has occurred. At or following such meeting, the Board shall determine whether or not to terminate you for "Cause" and shall notify you in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting). For purposes hereof, no act or omission shall be deemed "willful" if it was done with a good faith belief that it was in the best interests of the Company.

"Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the WellCare Companies in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order or by applicable law, (b) lawfully obtainable from other sources or which is in the public domain through no fault of yours, or (c) the disclosure of which is consented to in writing by the Company.

"Disability" means any physical or mental disability or incapacity that can be expected to result in your death or that has rendered you unable to carry out your duties and obligations to the Company for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months of the Term.

"Good Reason" shall mean, without your written consent, (i) the failure of the Company to pay any compensation or provide any benefits to you when due hereunder, (ii) you are no longer the Executive Chairman of (A) the Company or (B) in the event of a merger, consolidation or other business combination involving the Company, the successor to the Company's business or assets, or (C) if all or substantially all of the voting stock of the Company is held by another public company, such public company, (iii) the assignment to you of any duties or responsibilities materially inconsistent with your status under clause (ii) of this sentence, (iv) your failure to be appointed or elected (or reelected) to the Board, other than due to your decision not to stand for election or reelection, or your removal from the Board not for Cause and not due to your Disability or death, or (v) any material breach by the Company of any terms of this Agreement; provided, however, that for any of the foregoing to constitute Good Reason, you must provide written notification of such event or condition constituting Good Reason within ninety (90) days after you know or have reason to know of the occurrence of any such event or condition, and the Company shall have thirty (30) days from the date of receipt of such written notice to effect a cure of the event or condition constituting Good Reason, and, upon cure thereof by the Company, such event or condition shall no longer constitute Good Reason.

"Person" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended.

EXHIBIT A

MUTUAL WAIVER AND RELEASE AGREEMENT

THIS MUTUAL, WAIVER AND RELEASE AGREEMENT (this "Release") is entered into as of [TO BE DETERMINED AT TERMINATION OF EMPLOYMENT] (the "Effective Date"), by Charles G. Berg (the "Executive") and WellCare Health Plans, Inc., a Delaware corporation (the "Company"), pursuant to the Employment Agreement by and between the Company and the Executive (the "Employment Agreement").

1.             Executive's Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the "Employer"), from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in lort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive's equity ownership, or (c) under any indemnification or similar agreement with Executive, including under the charter and by-laws of the Company.

                                The Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, stale or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

                2.            Company Waiver and Release. The Company, on its own behalf and on behalf of each of its affiliates, parents, successors, predecessors, and subsidiaries hereby unconditionally and irrevocably releases, waives and forever discharges the Executive, his heirs, executors, administrators, attorneys and assigns, from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his service or separation from service. This Release includes, but is not limited to, any payments, benefits or damages arising under any federal law; any claim arising under any state or local laws, ordinances or regulations; and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract. The Company further agrees without any reservation whatsoever, never to sue the Executive or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

                 3.            Acknowledgments. The Executive is signing this Release knowingly and voluntarily. He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the severance payment under Section 7 of the Employment Agreement (the "Severance Payment") unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he or she expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the dale of his signing of this Release that he may have against the Employer concerning his employment or separation from employment; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

                4.             No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer or the Executive, the Employer and the Executive do not admit there has been any wrongdoing whatsoever against the Executive or the Employer, and the Employer and the Executive expressly deny that any wrongdoing has occurred.

                5.             Entire Agreement. There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release, neither the Employer nor the Executive are relying on any agreements or representations, except those expressly contained in this Release.

                6.             Execution. This Release shall be effective only if executed by both parties.

                7.             Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

                8.             Governing Law. This Release shall be governed by the laws of the State of New York, excluding the choice of law rules thereof.

                9.     Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

______________________________
Charles G, Berg

WELLCARE HEALTH PLANS, INC.

By: ___________________________

Title: __________________________